Exhibit 99.1

Finish Line Reports Fourth Quarter and Full Fiscal Year 2016 Results

INDIANAPOLIS, March 24, 2016 – The Finish Line, Inc. (NASDAQ: FINL) today reported results for the fourth quarter and fiscal year 2016, representing the thirteen and fifty-two weeks ended February 27, 2016.

For the thirteen weeks ended February 27, 2016:

●	Consolidated net sales were $580.3 million, an increase of 5.2% over the prior year period.

●	Finish Line comparable store sales increased 4.6%.

●	On a GAAP basis, diluted earnings per share were $0.09.

●	Non-GAAP diluted earnings per share, which primarily excludes the impact from the write-off of technology assets and store impairment charges, were $0.83.

For the fifty-two weeks ended February 27, 2016:

●	Consolidated net sales were a record $1.89 billion, an increase of 3.8% over the prior year.

●	Finish Line comparable store sales increased 1.8%.

●	On a GAAP basis, diluted earnings per share were $0.48.

●	Non-GAAP diluted earnings per share, which primarily excludes the impact from the write-off of technology assets and store impairment charges, were $1.21.

“We worked diligently to improve digital fulfillment rates and flow new inventory to our stores during the fourth quarter which helped us achieve a mid-single digit comparable sales increase and adjusted earnings per share at the high-end of our guidance range,” said Sam Sato, Chief Executive Officer of Finish Line. “In addition to achieving optimal performance from our supply chain, our top priorities are continuing to bolster our vendor relationships and fortifying the foundational strengths of the company through new leadership and improved processes. I am confident that elevating our execution across the organization will result in an enhanced customer experience and drive profitable growth and increased shareholder value over the long-term.”

Balance Sheet

As of February 27, 2016, consolidated merchandise inventories increased 9.6% to $376.5 million compared to $343.4 million as of February 28, 2015. The increase was driven in part by a seasonal build in merchandise inventories associated with an earlier Easter compared to the prior year. On a segment basis, merchandise inventories increased double digits at Macy’s and JackRabbit and mid-single digits at Finish Line.

The company repurchased 2.0 million shares of common stock in the fourth quarter totaling $34.3 million. For the full year, Finish Line repurchased 3.9 million shares totaling $79.9 million. The company has 2.3 million shares remaining on its current Board authorized repurchase program.

As of February 27, 2016, the company had no interest-bearing debt and $79.5 million in cash and cash equivalents, compared to $149.6 million as of February 28, 2015.

Non-GAAP Adjustments

During the fourth quarter, the company recorded $52.8 million in non-GAAP adjustments, of which $51.0 million was non-cash. These adjustments primarily consisted of a $33.3 million write-off of technology assets. The remaining $19.5 million was primarily related to store impairment charges.

Outlook

For the fiscal year ending February 25, 2017, Finish Line expects comparable store sales to increase in the 3% to 5% range and earnings per share to be between $1.50 and $1.56.

Q4 Fiscal 2016 Conference Call Today, March 24, 2016 at 8:30 a.m.

The company will host a conference call for investors today, March 24, 2016, at 8:30 a.m. Eastern. To participate in the live conference call, dial 866-923-8645 (U.S. and Canada) or 660-422-4970 (International), conference ID #69202458. The live conference call will also be accessible online at www.finishline.com. A replay of the conference call can be accessed approximately two hours following the completion of the call by dialing 855-859-2056, conference ID #69202458. This recording will be made available through Sunday, April 24, 2016. The replay will also be accessible online at www.finishline.com.

Annual Meeting July 14, 2016

The company’s Board of Directors has established July 14, 2016 as the date of the 2016 annual meeting of shareholders, with May 13, 2016 as the record date for this meeting.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The company believes that these non-GAAP measures, including selling, general, and administrative expenses, operating income, income tax expense, net income attributable to The Finish Line, Inc., and diluted earnings per share attributable to The Finish Line, Inc. shareholders, are helpful to investors because they allow for a more direct comparison of the company’s year-over-year performance and are useful in assessing the company’s progress in achieving its long-term financial objectives. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of the non-GAAP measures to the comparable GAAP measures can be found in the company’s Form 8-K filed with the Securities and Exchange Commission with this release.

About The Finish Line, Inc.

The Finish Line, Inc. is a premium retailer of athletic shoes, apparel, and accessories. Headquartered in Indianapolis, Finish Line has approximately 980 Finish Line branded locations primarily in U.S. malls and shops inside Macy’s department stores and employs more than 14,000 sneakerologists who help customers every day connect with their sport, their life, and their style. Online shopping is available at www.finishline.com and www.macys.com. Mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine  or Twitter.com/FinishLineNews and “like” Finish Line on Facebook at Facebook.com/FinishLine. Track loyalty points and find store and product information with the free Finish Line app downloadable for iOS and Android customers.

Finish Line also operates JackRabbit (previously referred to by the company as Running Specialty Group), which includes 72 specialty running stores in 16 states and the District of Columbia under the JackRabbit, The Running Company, Run On!, Blue Mile, Boulder Running Company, Roncker’s Running Spot, Running Fit, VA Runner, Capital RunWalk, Richmond  RoadRunner, Garry Gribble’s Running Sports, Run Colorado, Raleigh Running Outfitters, Striders, and Indiana Running Company banners. More information is available at www.jackrabbit.com or www.boulderrunningcompany.com. Follow the latest about the brand on Twitter at Twitter.com/JackRabbit or Instagram via @JackRabbitNYC.

Forward-Looking Statements

This news release includes statements that are or may be considered “forward-looking” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by the use of words or phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “outlook,” “potential,” “optimistic,” “confidence,” “continue,” “evolve,” “expand,” “growth,” or words and phrases of similar meaning. Statements that describe objectives, plans, or goals also are forward-looking statements.

All of these forward-looking statements are subject to risks, management assumptions, and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. The principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements include, but are not limited to, the company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor); the availability and timely receipt of products; the ability to timely fulfill and ship products to customers; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending as well as increases in utility, freight, and product costs; product demand and market acceptance risks; deterioration of macroeconomic and business conditions; the inability to locate and obtain or retain acceptable lease terms for the company’s stores; the effect of competitive products and pricing; loss of key employees; execution of strategic growth initiatives (including actual and potential mergers and acquisitions and other components of the company’s capital allocation strategy); cybersecurity risks, including breach of customer data; a major failure of technology and information systems; and the other risks detailed in the company’s Securities and Exchange Commission filings. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and Finish Line undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

	The Finish Line, Inc. Consolidated Statements of Income (In thousands, except per share and store/shop data)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 27, 2016	February 28, 2015	February 27, 2016	February 28, 2015
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$580,254	$551,347	$1,888,888	$1,820,586
Cost of sales (including occupancy costs)	383,961	363,298	1,305,896	1,236,783
Gross profit	196,293	188,049	582,992	583,803
Selling, general, and administrative expenses	144,580	123,754	503,660	459,455
Impairment charges and store closing costs	48,183	763	48,692	3,918
Operating income	3,530	63,532	30,640	120,430
Interest expense, net	61	21	65	15
Income before income taxes	3,469	63,511	30,575	120,415
Income tax (benefit) expense	(567)	23,078	8,779	40,673
Net income	4,036	40,433	21,796	79,742
Net loss attributable to redeemable noncontrolling interest	—	390	96	2,251
Net income attributable to The Finish Line, Inc.	$4,036	$40,823	$21,892	$81,993
Diluted earnings per share attributable to The Finish Line, Inc. shareholders	$0.09	$0.87	$0.48	$1.70
Diluted weighted average shares	43,513	46,593	44,787	47,658
Dividends declared per share	$0.10	$0.09	$0.37	$0.33

Finish Line store activity for the period:
Beginning of period	617	642	637	645
Opened	—	1	8	10
Closed	(26)	(6)	(54)	(18)
End of period	591	637	591	637
Square feet at end of period			3,278,039	3,471,448
Average square feet per store			5,547	5,450
Branded shops within department stores activity for the period:
Beginning of period	394	397	395	185
Opened	—	—	1	213
Closed	(2)	(2)	(4)	(3)
End of period	392	395	392	395
Square feet at end of period			476,533	404,521
Average square feet per shop			1,216	1,024
JackRabbit store activity for the period:
Beginning of period	74	66	71	48
Acquired	—	5	4	20
Opened	—	—	1	3
Closed	(2)	—	(4)	—
End of period	72	71	72	71
Square feet at end of period			262,761	262,148
Average square feet per store			3,649	3,692

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 27, 2016	February 28, 2015	February 27, 2016	February 28, 2015
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (including occupancy costs)	66.2	65.9	69.1	67.9
Gross profit	33.8	34.1	30.9	32.1
Selling, general, and administrative expenses	24.9	22.4	26.7	25.3
Impairment charges and store closing costs	8.3	0.1	2.6	0.2
Operating income	0.6	11.6	1.6	6.6
Interest expense, net	—	—	—	—
Income before income taxes	0.6	11.6	1.6	6.6
Income tax (benefit) expense	(0.1)	4.2	0.4	2.2
Net income	0.7	7.4	1.2	4.4
Net loss attributable to redeemable noncontrolling interest	—	—	—	0.1
Net income attributable to The Finish Line, Inc.	0.7%	7.4%	1.2%	4.5%

	Condensed Consolidated Balance Sheets
	February 27, 2016	February 28, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$79,495	$149,569
Merchandise inventories, net	376,506	343,403
Other current assets	65,352	37,685
Property and equipment, net	243,393	274,360
Goodwill	44,029	34,719
Other assets, net	8,773	10,119
Total assets	$817,548	$849,855
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$221,187	$191,282
Deferred credits from landlords	32,327	29,143
Other long-term liabilities	36,390	39,696
Redeemable noncontrolling interest, net	—	90
Shareholders’ equity	527,644	589,644
Total liabilities and shareholders’ equity	$817,548	$849,855

The Finish Line, Inc.
Reconciliation of Selling, General, and Administrative Expenses, GAAP to
Selling, General, and Administrative Expenses, Non-GAAP (Unaudited)
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	February 27, 2016		February 28, 2015		February 27, 2016		February 28, 2015
Selling, general, and administrative expenses, GAAP	$144,580	24.9%	$123,754	22.4%	$503,660	26.7%	$459,455	25.3%
Employee severance, retirement, and other costs	(4,586)	(0.8)	—	—	(4,586)	(0.2)	(842)	(0.1)
Selling, general, and administrative expenses, Non-GAAP	$139,994	24.1%	$123,754	22.4%	$499,074	26.5%	$458,613	25.2%

Reconciliation of Operating Income, GAAP to Operating Income, Non-GAAP (Unaudited)
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	February 27, 2016		February 28, 2015		February 27, 2016		February 28, 2015
Operating income, GAAP	$3,530	0.6%	$63,532	11.6%	$30,640	1.6%	$120,430	6.6%
Employee severance, retirement, and other costs	4,586	0.8	—	—	4,586	0.2	842	0.1
Impairment charges and store closing costs	48,183	8.3	763	0.1	48,692	2.6	3,918	0.2
Operating income, Non-GAAP	$56,299	9.7%	$64,295	11.7%	$83,918	4.4%	$125,190	6.9%

Reconciliation of Income Tax (Benefit) Expense, GAAP to Income Tax Expense, Non-GAAP (Unaudited)
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	February 27, 2016		February 28, 2015		February 27, 2016		February 28, 2015
Income tax (benefit) expense, GAAP	$(567)	(0.1)%	$23,078	4.2%	$8,779	0.4%	$40,673	2.2%
Tax affect of:
Employee severance, retirement, and other costs	1,766	0.3	—	—	1,766	0.1	324	—
Impairment charges and store closing costs	18,551	3.2	293	—	18,747	1.0	1,508	0.1
One-time tax benefit	—	—	—	—	—	—	4,313	0.3
Income tax expense, Non-GAAP	$19,750	3.4%	$23,371	4.2%	$29,292	1.5%	$46,818	2.6%

Reconciliation of Net Income Attributable to The Finish Line, Inc., GAAP to
Net Income Attributable to The Finish Line, Inc., Non-GAAP (Unaudited)
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	February 27, 2016		February 28, 2015		February 27, 2016		February 28, 2015
Net income attributable to The Finish Line, Inc., GAAP	$4,036	0.7%	$40,823	7.4%	$21,892	1.2%	$81,993	4.5%
Employee severance, retirement, and other costs, net of income taxes	2,820	0.5	—	—	2,820	0.1	518	—
Impairment charges and store closing costs, net of income taxes*	29,632	5.1	470	0.1	29,945	1.6	2,354	0.2
One-time tax benefit	—	—	—	—	—	—	(4,313)	(0.3)
Net income attributable to The Finish Line, Inc., Non-GAAP	$36,488	6.3%	$41,293	7.5%	$54,657	2.9%	$80,552	4.4%

* Net of decrease to net loss attributable to redeemable noncontrolling interest for the fifty-two weeks ended February 28, 2015 related to impairment charges of $56.

Reconciliation of Diluted Earnings Per Share Attributable to The Finish Line, Inc. Shareholders, GAAP to
Diluted Earnings Per Share Attributable to The Finish Line, Inc. Shareholders, Non-GAAP (Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 27, 2016	February 28, 2015	February 27, 2016	February 28, 2015
Diluted earnings per share attributable to The Finish Line, Inc. shareholders, GAAP	$0.09	$0.87	$0.48	$1.70
Employee severance, retirement, and other costs, net of income taxes	0.07	—	0.07	0.01
Impairment charges and store closing costs, net of income taxes and redeemable noncontrolling interest	0.67	0.01	0.66	0.05
One-time tax benefit	—	—	—	(0.09)
Diluted earnings per share attributable to The Finish Line, Inc. shareholders, Non-GAAP	$0.83	$0.88	$1.21	$1.67

Note: See Disclosure Regarding Non-GAAP Measures above.

Media Contact:	Investor Contact:
Dianna Boyce	Ed Wilhelm
Corporate Communications	Chief Financial Officer
317-613-6577	317-613-6914